COMPUTATION OF PERFORMANCE QUOTATIONS
Schedule for Computation of Performance Quotations

The Rightime Government Securities Fund

     Yield Calculation of 3.91%

     a     =               41,337.59
     b     =               16,092.69
     c     =               626,727.654
     d     =               12.47

Average Annual Total Return for each Series:

                      One Year      Five Year    Ten Year    Inception
The Rightime Fund
     P                1000          1000         1000        1000
     T                (2.77)%       8.26%        10.24%      10.24%
     n                1             5            10          12.12
     ERV              $972.30      $1,502.47     $2,211.78   $3,260.48

The Rightime Government Securities Fund
     P                1000          1000         1000         1000
     T                (6.75)%       1.75%        4.59%        3.80%
     n                1             5            10           10.82
     ERV              $932.46       $1,090.64    $1,566.24    $1,497.79

The Rightime Blue Chip Fund
     P                1000          1000         1000        1000
     T                (2.24)%       8.80%        8.76%       8.63%
     n                1             5            10          10.28
     ERV              $977.56       $1,524.79    $2,315.47   $2,341.06

The Rightime Social Awareness Fund
     P                1000          1000         N/A         1000
     T                0.75%         7.97%        N/A         7.91%
     n                1             5            N/A         7.67
     ERV              $1,007.47     $1,467.32    N/A         $1,792.57

The Rightime MidCap Fund
     P                1000          1000         N/A         1000
     T                0.53%         9.00         N/A         8.95%
     n                1             5            N/A         5.97%
     ERV              $1,005.25     $1,538.79    N/A         $1,668.49